Exhibit 10.1

May 8, 2009

Eric Ashman
193 Carlton Ave
Brooklyn, NY 11205

Dear Eric,

This letter agreement (the “Agreement”) sets forth the terms of the termination of your employment with TheStreet.com, Inc. (together with its subsidiaries, the “Company”).

1.  Your employment, which commenced on July 5, 2006, will cease effective the close of business on May 8, 2009.   Moreover, upon your signing of this Agreement on the date indicated below (the “Execution Date”), the Employment Agreement between you and the Company dated as of June 30, 2008 (the “Employment Agreement”) shall terminate, and all obligations thereunder shall cease, except for the obligations and agreements set out in Sections 5, 6, and 7 thereof, which shall remain in effect.

2.  In consideration of your signing of this Agreement and the release set out in paragraph 3 herein, and subject to your return of all Company property in your possession to the Company and your continued compliance with Sections 5 and 6 of the Employment Agreement related to non-competition, non-solicitation and confidentiality, the Company will pay you : (i) a lump sum payment of $100,000, minus all amounts required to be withheld by law including applicable taxes, which shall be payable on the eighth day following the Execution Date, provided you have not revoked this Agreement during that time; and (ii) the amount of your accrued unpaid salary and accrued unused vacation days through May 8, 2009, which will be paid on May 15, 2009, your next regular pay day.  You hereby acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation from the Company, including compensation for unpaid salary, bonus, commission, profit share, severance, accrued or unused vacation or sick time, or in connection with the exercise of stock options or unvested equity grants.

3. In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively the “Ashman Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (collectively, the “Company Parties”), from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, including but not limited to, any claims under Age Discrimination in Employment Act, Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Civil Code Section 1542, the New York Human Rights Law, the Administrative Code of the City of New York,  and the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended, or any other federal, state or local law, that the Ashman Parties may have, or in the future may possess, that occurred, existed or arose on or prior to your execution of this Agreement; provided, however, that you do not release, discharge or waive any rights to payments and benefits provided under this Agreement.  Nothing in this Release shall affect your rights to any vested benefits under any Company pension plan, if any, or to enforce your rights under this agreement.

4.  You represent that you have returned or will immediately return to the Company all Company property without limitation, including your Corporate American Express Card, if any.  Return of all such property is a precondition to payment of the lump sum set out in paragraph 2(i) above.  In addition, you will remain responsible for any expenses or items billed to such card, if any.

5.  It is understood that you will have up to twenty-one (21) days from the date you receive this Agreement within which to consider its terms (although you may sign it at any time during this twenty-one (21) day period).  During this time, you are advised to consult an attorney.  Your signature indicates that you have had the opportunity to benefit from that consultation period and are entering this Agreement, at the time of your execution hereof, freely and voluntarily.  Further, you may revoke your acceptance of this Agreement at any time before the eighth day following the Execution Date by so notifying me in a writing received by me during that time (the “Revocation Period”).  The Company’s obligations under this Agreement shall become effective and enforceable only upon the expiration of the Revocation Period, and only if you have not revoked your acceptance of the Agreement during that time.

6.  You agree to keep the terms of this Agreement confidential except for discussions with your spouse and except as may be required to enforce the agreement or to obtain legal or tax advice.  You agree not to make or publish any disparaging statements about the Company, Company Parties or persons acting in such capacity, and not to cause or suffer others to do so on your behalf.  The Company will not make or publish any disparaging statements about you, or authorize or knowingly permit any officer, director or person acting in such capacity to do so.  You agree to direct all requests for employment references or inquiries concerning your employment with and separation from the Company to Ronni Goldman, the Company's Human Resources Director.  You further understand and acknowledge that, consistent with the Company's policy, the Company will only provide prospective employers with your dates of employment, last position held and last salary.

7.  The Company's offer to you is not intended to, and shall not be construed as, any admission of liability by the Company or the Company Parties to you, or of any improper conduct on the part of the Company or the Company Parties, all of which the Company and the Company Parties specifically deny.

8. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby and any such provision or provisions shall be enforced to the fullest extent permitted by law.

9.  This Agreement constitutes a complete statement of all the arrangements between us, and supersedes all prior oral or written agreements and understandings between us concerning your employment and your separation from the Company other than the obligations and agreements set out in Sections 5, 6, and 7 of the Employment Agreement, which you hereby ratify and affirm.  You further agree that your obligation to comply with the non-competition, non-solicitation and confidentiality provisions of Sections 5 and 6 of the Employment Agreement is without regard to whether the conclusion of your employment with the Company is deemed the result of a termination of your employment by the Company without Cause, a termination of your employment by you with Good Reason, or a termination, by either party, for any other reason.  This Agreement may not be altered or modified other than in a writing signed by you and the Company.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

10. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, and you agree to be legally bound hereby, please so signify by executing the enclosed copy of this letter and returning it to Ronni Goldman, Human Resources Director.

Very truly yours,
TheStreet.com, Inc.

By: /s/ TERESA SANTOS
Teresa F. Santos
Secretary and General Counsel

Agreed to and Accepted:

/s/ ERIC ASHMAN

Dated:  May 8, 2009